Exhibit 99.1

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(Amounts in thousands of U.S. dollars)

The following unaudited pro forma combined balance sheet as of December 31, 2023 and the unaudited pro forma combined statement of operations and comprehensive loss for the year ended December 31, 2023 present the financial information of FiscalNote Holdings, Inc. (“FiscalNote” or the” Company”) after giving effect to the sale by FiscalNote, Inc., an indirect wholly-owned subsidiary of the Company, of its equity interest in Board.org (the “Disposition”) and related amendment to the Company’s existing senior credit agreement (the “Amendment No. 4”) (collectively, the “Transactions”) and related adjustments described in the accompanying notes.

The unaudited pro forma combined statement of operations and comprehensive loss for the year ended December 31, 2023 gives pro forma effect to the Transactions as if they had occurred on January 1, 2023. The unaudited pro forma combined balance sheet as of December 31, 2023 gives pro forma effect to the Transactions as if they were completed on December 31, 2023.

The unaudited pro forma combined financial information is based on, and should be read in conjunction with, the audited historical financial statements of FiscalNote and the notes thereto, as well as the disclosures contained in the sections titled “FiscalNote’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in the Company’s Annual Report on Form 10-K filed on March 15, 2024.

The unaudited pro forma combined financial information has been presented for illustrative purposes only and does not necessarily reflect what FiscalNote’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. Further, the unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of FiscalNote. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this Current Report on Form 8-K and are subject to change as additional information becomes available and analyses are performed.

Description of the Transactions

Sale of Board.org

On March 11, 2024, FiscalNote, Inc. (the “Seller”), an indirect wholly-owned subsidiary of the Company, entered into an Equity Purchase Agreement (the “Purchase Agreement”) with Exec Connect Intermediate LLC (the “Buyer”) and FiscalNote Boards LLC, a wholly-owned subsidiary of the Seller formerly known as Board.org, LLC (“Board.org”), pursuant to which the Seller sold 100% of the equity of Board.org to the Buyer (the “Equity Sale”). As consideration for the Equity Sale, at the closing of the Equity Sale (the “Closing”) the Buyer paid the Seller a base purchase price of $95,000 in cash, subject to adjustments based on Closing working capital, indebtedness and transaction expenses, as well as retention payments payable to certain employees of the Company following the Closing (the “Base Purchase Price”). In addition, the Buyer agreed to make a potential cash earn-out payment to the Seller in the amount of $5 million or $8 million, less the amount of certain potential retention payments to certain employees of the Company, subject to the Company’s achievement of certain revenue targets for 2024. $785 of the Base Purchase Price was deposited into escrow to satisfy certain potential post-Closing purchase price adjustments and indemnification claims.

The transaction accounting adjustments for the Disposition remove the assets, liabilities and results of operations and also give effect to adjustments to reflect the gross cash proceeds from the Buyer. See “Sources and Uses of Funds for the Disposition and Amendment No. 4” below for further information on the use of proceeds.

Amendment No. 4

Concurrent with the Disposition, on March 11, 2024, the Company entered into Amendment No. 4 to the senior credit agreement dated July 29, 2022. Among other things, Amendment No. 4 provides for: (a) term loan principal repayment of $65,700, (b) repayment of $5,755 of previously deferred debt issuance costs, (c) 2% prepayment fee totaling $1,314, (d) extension of cash interest only payments to August 15, 2026, (e) monthly principal repayments beginning August 15, 2026, and (f) revisions to the minimum value of customer contracts, adjusted EBITDA and minimum liquidity covenants (as defined).

Sources and Uses of Funds for the Disposition and Amendment No. 4

The following table summarizes the sources and uses for the Transactions. Where actual amounts are not known or knowable, the figures below represent FiscalNote’s best estimate of such amounts.

Sources	Amount
Base Purchase Price (a)	$95,000
Less: adjustments to Base Purchase Price (b)	$(3,310)

Total Sources	$91,690

Uses
Principal repayment	$65,700
Estimated fees and expenses (c)	$11,515
Cash to balance sheet (d)	$14,475

Total Uses	$91,690

(a)	Reflects cash consideration, excluding future cash earn-out that may be earned, pursuant to the Purchase Agreement.
(b)	Reflects adjustments to the Base Purchase Price pursuant to the Purchase Agreement.
(c)

Includes payment of $5,755 of deferred debt issuance costs that are due upon prepayment, $1,314 of fees related to the 2% prepayment fee, $2,500 of estimated income tax expense due to realized capital gains, and $1,946 of advisory and legal expenses associated with the Disposition.

(d)

Reflects the estimated net cash proceeds the Company will retain, including $785 of cash held in escrow, that the Company expects to receive upon finalization of the adjustments to the Base Purchase Price, pursuant to the Purchase Agreement. In the event the costs related to the Transactions are greater than, or less than, the estimated $11,515, the cash to balance sheet will increase, or decrease, as the case may be.

The following unaudited pro forma combined balance sheet as of December 31, 2023 and the unaudited pro forma combined statement of operations and comprehensive loss for the year ended December 31, 2023 are derived from, and should be read in conjunction with the following historical financial information of FiscalNote and the accompanying notes thereof, which are included in the Company’s Annual Reporting on Form 10-K filed on March 15, 2024:

•	FiscalNote’s audited consolidated financial statements and related notes for the year ended December 31, 2023.

•	FiscalNote’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma combined financial information.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of December 31, 2023

(Amounts in thousands of U.S. dollars, except share and par value per share data)

	FiscalNote (Historical)	Disposition Transaction Accounting Adjustments	Note	Financing Transaction Accounting Adjustments	Note	FiscalNote Pro Forma, As Adjusted
Assets
Current assets:
Cash and cash equivalents	$16,451	$90,905	2a	$(65,700)	2d	$30,141
		(2,500)	2a	(5,755)	2e
		(1,946)	2b	(1,314)	2f
Restricted cash	849	785	2a	—		1,634
Short-term investments	7,134	—		—		7,134
Accounts receivable, net	16,931	(1,534)	2c	—		15,397
Cost capitalized to obtain revenue contracts, net	3,326	(224)	2c	—		3,102
Prepaid expenses	2,593	(24)	2c	—		2,569
Other current assets	2,521	(82)	2c	—		2,439

Total current assets	49,805	85,380		(72,769)		62,416
Property and equipment, net	6,141	—		—		6,141
Capitalized software costs, net	13,372	—		—		13,372
Noncurrent costs capitalized to obtain revenue contracts, net	4,257	(344)	2c	—		3,913
Operating lease assets	17,782	(135)	2c	—		17,647
Goodwill	187,703	(23,022)	2c	—		164,681
Customer relationships, net	53,917	(5,599)	2c	—		48,318
Database, net	18,838	—		—		18,838
Other intangible assets	18,113	(95)	2c	—		18,018
Other non-current assets	633	—		—		633

Total assets	$370,561	$56,185		$(72,769)		$353,977

Liabilities and Stockholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$105	—		—		$105
Accounts payable and accrued expenses	12,909	(52)	2c	(1,859)	2e	10,998
Deferred revenue, current portion	43,530	(7,070)	2c	—		36,460
Accrued payroll and employee benefits	—	(254)	2c	—		(254)
Customer deposits	3,032	(1,473)	2c	—		1,559
Contingent liabilities from acquisitions, current portion	130	—		—		130
Operating lease liabilities, current portion	3,066	(142)	2c	—		2,924
Other current liabilities	2,878	—		—		2,878

Total current liabilities	65,650	(8,991)		(1,859)		54,800
Long-term debt, net of current maturities	222,310	—		(65,700)	2d	156,610
Deferred tax liabilities	2,178	—		—		2,178
Deferred revenue, net of current portion	875	(419)	2c	—		456
Operating lease liabilities, net of current portion	26,162	—		—		26,162
Public and private warrant liabilities	4,761	—		—		4,761
Other non-current liabilities	5,166	—		(2,347)	2e	2,819

Total liabilities	327,102	(9,410)		(69,906)		247,786

Stockholders’ equity
Class A ordinary shares, $0.0001 par value; 1,700,000,000 authorized, 121,679,829 issued and outstanding at December 31, 2023	11	—		—		11
Class B ordinary shares, $0.0001 par value; 9,000,000 authorized, 8,290,921 issued and outstanding at December 31, 2023	1	—		—		1
Additional paid-in capital	860,485	—		—		860,485
Accumulated other comprehensive loss	(622)	—		—		(622)
Accumulated deficit	(816,416)	70,041	2a	(1,314)	2f	(753,684)
		(2,500)	2a	(1,549)	2e
		(1,946)	2b

Total stockholders’ equity	43,459	65,595		(2,863)		106,191

Total liabilities and stockholders’ equity	$370,561	$56,185		$(72,769)		$353,977

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

For the year ended December 31, 2023

(Amounts in thousands of U.S. dollars, except share and per share data)

	FiscalNote (Historical)	Disposition Transaction Accounting Adjustments	Note	Financing Transaction Accounting Adjustments	Note	FiscalNote Pro Forma, As Adjusted
Revenues:
Subscription	$119,082	(13,052)	3a	—		$106,030
Advisory, advertising and other	13,563	(563)	3a	—		13,000

Total revenues	132,645	(13,615)		—		119,030

Operating (Expenses) Income:
Cost of revenues	40,251	(3,149)	3a	—		37,102
Research and development	18,186	(384)	3a	—		17,802
Sales and marketing	45,722	(3,341)	3a	—		42,381
Editorial	17,869	(480)	3a	—		17,389
General and administrative	65,550	(1,127)	3a	—		64,423
Amortization of intangible assets	11,509	(1,332)	3a	—		10,177
Impairment of goodwill and other long-lived assets	32,064	—		—		32,064
Gain on sale of business	—	(70,041)	3b	—		(70,041)
Transactions costs (gain), net	(767)	1,946	3c	1,314	3d	2,493

Total operating expenses	230,384	(77,908)		1,314		153,790

Operating (Loss) Income	(97,739)	64,293		(1,314)		(34,760)
Interest expense, net	29,940	—		(10,258)	3e	21,231
				1,549	3f
Change in fair value of financial instruments	(15,983)	—		—		(15,983)
Loss on settlement	3,474	—		—		3,474
Other expense, net	68	—		—		68

Net loss before income taxes	(115,238)	64,293		7,395		(43,550)
Provision (benefit) from income taxes	223	2,500	3b	—		2,723

Net loss	(115,461)	61,793		7,395		(46,273)
Other comprehensive income	163	—		—		163

Total comprehensive loss	$(115,298)	61,793		7,395		$(46,110)

Earnings (loss) per share attributable to common shareholders:
Basic & Diluted	$(0.88)					$(0.35)
Weighted average shares used in computing (loss) per shares attributable to common shareholders:
Basic & Diluted	131,400,109					131,400,109

Note	1. Basis of Pro Forma Presentation

The unaudited pro forma combined financial information was prepared by the Company in accordance with Article 11 of Regulation S-X in connection with the Transactions.

The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. FiscalNote believes that its assumptions and methodologies provide are reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.

Note	2. Adjustments and Assumptions to the Unaudited Pro Forma Combined Balance Sheet

The pro forma adjustments related to Transactions included in the unaudited pro forma combined balance sheet as of December 31, 2023 are as follows:

a)

Reflects the net cash proceeds from the sale of Board.org of $91,690, of which $785 was placed in an escrow account and for purposes of the unaudited pro forma combined balance sheet is presented as restricted cash. The sale resulted in a gain on disposal of approximately $70,041, net of approximately $2,500 of estimated income tax expense due to realized capital gains. See “Sources and Uses of Funds for the Disposition and Amendment No. 4” for cash sources and uses as a result of the Disposition and Amendment No. 4.

b)	Reflects the payment of estimated advisory and legal expenses associated with the Disposition.

c)	Reflects the adjustments to remove the historical results of Board.org, assuming the Disposition occurred on December 31, 2023.

d)	Reflects the principal repayment required pursuant to Amendment No. 4.

e)	Reflects the payment of $5,755 of previously deferred debt issuance costs in connection with the Amendment No. 4, of which $4,206 had already been accrued as of December 31, 2023.

f)	Reflects payment of the prepayment fee, due pursuant to the original terms of the New Senior Term Loan, based on 2% of any prepayments of principal.

Note	3. Unaudited Pro Forma Combined Statements of Operations and Comprehensive Loss

The pro forma adjustments related to Transactions included in the unaudited pro forma combined statements of operations and comprehensive loss for the year ended December 31, 2023, are as follows:

a)	Reflects the adjustments to remove the historical results of Board.org assuming the Disposition occurred on January 1, 2023.

b)	Reflects the gain on disposal of $70,041. Additionally, the Company expects to pay taxes of approximately $2,500 as a result of capital gains realized upon the Disposition.

c)	Reflects the payment of estimated advisory and legal expenses associated with the Disposition.

d)	Reflects the impact of the prepayment fee, due pursuant to the original terms of the New Senior Term Loan, based on 2% of any prepayments of principal.

e)

Reflects the adjustment to reduce historical interest expense assuming the $65,700 principal repayment was made as of January 1, 2023. An increase or decrease in the interest rate on the New Senior Term Loan of one-eighth of one percent would result in a change in interest expense of approximately $200 for the year ended December 31, 2023.

f)

Reflects the adjustment to record the incremental interest expense incurred as a result of the payment of $5,755 of previously deferred debt issuance costs in connection with the Amendment No. 4, of which $4,206 had already been accrued as of December 31, 2023.

Note	4. Pro Forma Earnings/(Loss) per Share

The unaudited combined pro forma loss per share, basic and diluted, are computed by dividing the unaudited combined pro forma net loss by the weighted-average number of shares of common stock outstanding during the period. The Transactions did not affect the Company’s basic and diluted weighted average shares outstanding or potentially dilutive securities for the year ended December 31, 2023.